Exhibit 99.1

BurgerFi Reports Third Quarter 2022 Results

Revenue Grows 290% to $43.3 million in Third Quarter

First Anthony’s Multi-Unit Development Agreement Executed

Conference Call Today, November 16, at 8:30 a.m. ET

FORT LAUDERDALE, FL – November 16, 2022 – BurgerFi International, Inc. (Nasdaq: BFI, BFIIW) (“BurgerFi” or the “Company”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), today reported financial results for the third quarter ended October 3, 2022.

Highlights for the Third Quarter 2022
•Total revenue increased to $43.3 million in the third quarter 2022 compared to $11.1 million in the prior year quarter driven by the Anthony’s acquisition
◦Consolidated systemwide sales increased 71% to $70.6 million compared to $41.4 million in the prior year quarter
◦Systemwide sales for Anthony’s increased 4% to $31.5 million in the third quarter compared to prior year

◦Systemwide sales for BurgerFi decreased 5% to $39.1 million in the third quarter compared to prior year
◦Systemwide same-store sales growth of 3% at Anthony’s in the third quarter of 2022 compared to the prior year quarter
◦Systemwide same-store sales decrease of 7% at BurgerFi in the third quarter of 2022 compared to the prior year quarter
◦Opened nine new restaurants year to date and entered into first multi-unit development agreement for franchising Anthony’s
•Restaurant-level operating expenses improved 250 basis points when compared to the prior year quarter
•Net loss of $3.3 million or $(0.15) per diluted share in the third quarter 2022 compared to net loss of $5.0 million or $(0.28) per diluted share compared to prior year quarter.
•Adjusted EBITDA1 of $1.6 million in the third quarter 2022 compared to $0.2 million in the prior year quarter.

Management Commentary

Ophir Sternberg, Executive Chairman of BurgerFi, stated, “Our third quarter represents another quarter of growth as we experienced a nearly 290% increase in revenue and achieved almost eight times growth in adjusted EBITDA when compared to the prior year’s third quarter as a result of our acquisition of Anthony’s in November of 2021. We have two very high quality, differentiated brands that are on trend with the consumer. While we are an early stage growth company, I believe that we have long-term opportunities ahead for asset-light expansion and I am extremely excited to have signed our first multi-unit development agreement for Anthony’s as we execute on our growth strategy for that brand.”

Ian Baines, Chief Executive Officer of BurgerFi, added, “Our team remains laser focused on operational excellence and sales driving initiatives. This focus has begun to pay dividends as evident in the 3% increase in same stores sales at Anthony’s when compared to 2021. Notably, sales increased sequentially throughout the quarter at Anthony's and this positive momentum has since continued into the month of October where sales were above that of 2019 for the first time since the pandemic began. Additionally, we have seen some commodity costs stabilize which helped contribute to Anthony’s generating a 210 basis point improvement in restaurant level margins. At BurgerFi, we have embarked on a new brand campaign to further strengthen our position in the better burger category. We are also seeing an improvement in guest satisfaction scores which we believe will translate to stronger financial performance in the quarters to come. These positive developments give us confidence in the recovery of our margin profile.”

Exhibit 99.1
Baines continued, “Looking ahead, our 2023 pipeline is strong as we anticipate the opening of 15-20 new franchised BurgerFi restaurants. Additionally, we are excited to have signed our first co-branded agreement with one of our largest BurgerFi franchisees to add an Anthony’s menu to an existing BurgerFi location in the first half of next year. Co-branding is another opportunity for us to increase revenue and grow margins. ”

3rd Quarter 2022 Key Metrics1 Summary

	Consolidated
(in thousands except for percentage data)	Three Months Ended October 3, 2022*	Three Months Ended September 30, 2021**	Nine Months Ended October 3, 2022*	Nine Months Ended September 30, 2021**
Systemwide Restaurant Sales	$70,627	$41,407	$218,014	$125,420
Systemwide Restaurant Sales Growth	(2)%	25%	1%	34%
Systemwide Restaurant Same Store Sales Growth	(2)%	8%	(1)%	17%
Corporate-Owned Restaurant Sales	$40,284	$8,470	$124,319	$25,344
Corporate-Owned Restaurant Sales Growth	4%	34%	7%	46%
Corporate-Owned Restaurant Same Store Sales Growth	1%	7%	3%	18%
Franchise Restaurant Sales	$30,343	$32,937	$93,695	$100,043
Franchise Restaurant Sales Growth	(8)%	23%	(6)%	31%
Franchise Restaurant Same Store Sales Growth	(6)%	9%	(6)%	16%
Digital Channel % of Systemwide Sales	34%	37%	35%	40%

*Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

**Includes only BurgerFi

	Three Months Ended October 3, 2022		Three Months Ended September 30, 2021
(in thousands, except for percentage data)	BurgerFi	Anthony's*	BurgerFi
Systemwide Restaurant Sales	$39,147	$31,480	$41,407
Systemwide Restaurant Sales Growth	(5)%	4%	25%
Systemwide Restaurant Same Store Sales Growth	(7)%	3%	8%
Corporate-Owned Restaurant Sales	$8,804	$31,480	$8,470
Corporate-Owned Restaurant Sales Growth	4%	4%	34%
Corporate-Owned Restaurant Same Store Sales Growth	(11)%	3%	7%
Franchise Restaurant Sales	$30,343	N/A	$32,937
Franchise Restaurant Sales Growth	(8)%	N/A	23%
Franchise Restaurant Same Store Sales Growth	(6)%	N/A	9%
Digital Channel % of Systemwide Sales	33%	36%	37%

*Included within Systemwide Restaurant Sales Growth, Systemwide Restaurant Same Store Sales Growth, Corporate-Owned Restaurant Sales Growth and Corporate-Owned Restaurant Same Store Sales Growth data presented above is information for Anthony's for the respective periods in 2021 which is presented only for informational purposes as Anthony's was not under common ownership until November 2021, the date of acquisition.

**Includes only BurgerFi

1.Refer to “Key Metrics Definitions” and “About Non-GAAP Financial Measures” sections below.

Exhibit 99.1

Third Quarter 2022 Financial Results

Total revenue in the third quarter of 2022 increased 290% to $43.3 million compared to $11.1 million in the year-ago quarter, primarily driven by the addition of the Anthony’s business acquired on November 3, 2021 and additional revenue from new restaurants opened during the period. For the BurgerFi brand, same-store sales decreased 11% and 6% in corporate-owned and franchised locations, respectively. For the Anthony’s brand, same-store sales for the third quarter increased 3% over the prior year period.

Restaurant-level operating expenses for the third quarter of 2022 were $35.2 million compared to $7.8 million in the third quarter of 2021, the increase driven by the inclusion of a full quarter of Anthony’s operations. For the BurgerFi brand, restaurant-level operating expenses, as a percentage of sales, increased 370 basis points for the third quarter of 2022, compared to the third quarter of 2021, primarily due to losing leverage driven by lower sales. For the Anthony's brand, restaurant-level operating expenses, as a percentage of sales, improved 210 basis points for the third quarter of 2022, compared to the third quarter of 2021, primarily due lower food costs as we are beginning to see a stabilization of commodity costs, especially in chicken wing prices.

Our third quarter results also included Employee Retention Credits made available through changed Coronavirus Aid, Relief, and Economic Security Act legislation of $2.6 million.

Net loss in the third quarter was $3.3 million compared to a net loss of $5.0 million in the year-ago quarter. The change is primarily due to Employee Retention Credits partially offset by the net operating results including amortization of fixed assets and purchased intangibles of Anthony’s.

Adjusted EBITDA in the third quarter of 2022 increased 755% to $1.6 million compared to $0.2 million in the third quarter of 2021, driven by the acquisition of Anthony’s. See the definition of Adjusted EBITDA, a non-accounting principle generally accepted in the United States (“GAAP”) financial measure, and the reconciliation to the most comparable GAAP measure below.

Restaurant Development

As of October 3, 2022, there were 178 total BurgerFi and Anthony’s restaurants of which 117 were BurgerFi (25 corporate-owned and 92 franchised) and 61 were corporate-owned Anthony’s. During the third quarter 2022, there was one franchised BurgerFi opened and six franchise closures.

Additionally, as of October 3, 2022, 22 GoPuff Fresh Food Halls, from which delivery of BurgerFi products is available, opened across the country in existing and new markets. This development opportunity requires no capital on behalf of the Company and is incremental to our previously announced unit growth plans. We expect to have 30 GoPuff Fresh Food Halls by year end.

Subsequent to the quarter end, we signed our first multi-unit development agreement for franchising Anthony’s with one of our largest BurgerFi franchisees. We expect the first location to open within an existing BurgerFi location as our Company’s first co-branded restaurant.

2022 Outlook

The Company acknowledges the challenges many in the industry are facing related to sales trends, labor and food cost pressures, along with elevated economic uncertainty from a consumer perspective. Management’s outlook for the full year 2022 is as follows:.

•Annual revenues of $175-$180 million
•Low single-digit same store sales growth for corporate-owned locations
•12-13 new BurgerFi brand restaurant openings (3 corporate-owned 9-10 franchises) as well as up to 30 BurgerFi GoPuff ghost kitchen locations
•Adjusted EBITDA of $9-10 million
•Capital expenditures of approximately $2 million

Exhibit 99.1
Conference Call

The Company will hold a conference call today, November 16, 2022, at 8:30 a.m. Eastern time to discuss its third quarter 2022 results.

Date: Wednesday, November 16, 2022
Time: 8:30 a.m. Eastern time
Toll-free dial-in number: (877) 300-8521
International dial-in number: (412) 317-6026
Conference ID: 10170971

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast live and available for two weeks for replay on the Company’s Investor Relations website at ir.burgerfi.com.

Key Metrics Definitions

The following definitions apply to the terms listed below:

“Systemwide Restaurant Sales” is presented as informational data in order to understand the aggregation of franchised stores sales, ghost kitchen and corporate-owned store sales performance. Systemwide Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens and corporate-owned restaurants in one period from the same period in the prior year. Systemwide Restaurant Same Store Sales growth refers to the percentage change in sales at all franchised restaurants, ghost kitchens, and corporate-owned restaurants after 14 months of operations. See definition below for “Same Store Sales”.

“Corporate-Owned Restaurant Sales” represent the sales generated only by corporate-owned restaurants. Corporate-Owned Restaurant Sales growth refers to the percentage change in sales at all corporate-owned restaurants in one period from the same period in the prior year. Corporate-Owned Restaurant Same Store Sales growth refers to the percentage change in sales at all corporate-owned restaurants after 14 months of operations. These measures highlight the performance of existing corporate-owned restaurants.

“Franchise Restaurant Sales” represent the sales generated only by franchisee-owned restaurants and are not recorded as revenue, however, the royalties based on a percentage of these franchise restaurant sales are recorded as revenue. Franchise Restaurant Sales growth refers to the percentage change in sales at all franchised restaurants in one period from the same period in the prior year. Franchise Restaurant Same Store Sales growth refers to the percentage change in sales at all franchised restaurants after 14 months of operations. These measures highlight the performance of existing franchised restaurants.

“Same Store Sales” is used to evaluate the performance of our store base, which excludes the impact of new stores and closed stores, in both periods under comparison. We include a restaurant in the calculation of Same Store Sales after 14 months of operations. A restaurant which is temporarily closed (including as a result of the COVID-19 pandemic), is included in the Same Store Sales computation. A restaurant which is closed permanently, such as upon termination of the lease, or other permanent closure, is immediately removed from the Same Store Sales computation. Our calculation of Same Store Sales may not be comparable to others in the industry.

“Digital Channel” % of systemwide sales is used to measure performance of our investments made in our digital platform and partnerships with third party delivery partners. We believe our digital platform capabilities are a vital element to continuing to serve our customers and will continue to be a differentiator for the Company as compared to some of our competitors. Digital Channel as percentages of Systemwide Restaurant Sales are indicative of the sales placed through our digital platforms and the percentage of those digital sales when compared to total sales at all our franchised and corporate-owned restaurants.

“Adjusted EBITDA,” a non-GAAP measure, is defined as net loss before employee retention credits and PPP loan gain, the gain on change in value of warrant liability, income tax (benefit) expense, interest expense (which includes non-cash interest on preferred stock and interest accretion on

Exhibit 99.1
related party notes), depreciation and amortization, share-based compensation expense, pre-opening costs, store closure costs, legal settlements, merger, acquisition and integration costs, loss (gain) on sale of assets and goodwill impairment.

Unless otherwise stated, Systemwide Restaurant Sales, Systemwide Sales growth, and Same Store Sales are presented on a systemwide basis, which means they include franchise restaurants and company-owned restaurants. Franchise restaurant sales represent sales at all franchise restaurants and are revenues to our franchisees. We do not record franchise sales as revenues; however, our royalty revenues and brand royalty revenues are calculated based on a percentage of franchise sales.

About BurgerFi International (Nasdaq: BFI, BFIIW)

Established in 2011, BurgerFi is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi is among the nation’s better burger concepts with 117 BurgerFi restaurants (92 franchised and 25 corporate-owned). As of October 3, 2022, BurgerFi is the owner and franchisor of the two following brands with a combined 178 locations.

BurgerFi. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi’s menu also includes high quality wagyu beef, antibiotic and cage-free chicken offerings, fresh, hand-cut sides, and custard shakes and concretes. BurgerFi was named “Best Fast Casual Restaurant” in USA Today’s 10Best 2022 Readers Choice Awards for the second consecutive year, QSR Magazine's Breakout Brand of 2020, Fast Casual's 2021 #1 Brand of the Year and included in Inc. Magazine’s Fastest Growing Private Companies List. In 2021, Consumer Report’s Chain Reaction Report praised BurgerFi for serving “no antibiotic beef” across all its restaurants, and Consumer Reports awarded BurgerFi an “A-Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 61 corporate-owned casual restaurant locations, as of October 3, 2022. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal fired oven with menu offerings including “well-done” pizza, coal fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

About Non-GAAP Projected Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the measure Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use this non-GAAP financial measure for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance and when planning, forecasting, and analyzing future periods. This non-GAAP financial measure also facilitates management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe this non-GAAP financial measure is useful to investors both because (1) it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) it is used by our institutional investors and the analyst community to help them analyze the health of our business.

There are a number of limitations related to the use of this non-GAAP financial measure. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant financial measures in accordance with GAAP.

Exhibit 99.1

A reconciliation of Adjusted EBITDA guidance is not being provided due to the nature of this forward-looking non-GAAP measure containing certain elements that are impractical to predict given their market-based nature, such as share-based compensation expense and gain and losses on change in value of warrant liabilities, without unreasonable efforts. For the same reasons, we are unable to address the probable significance of the unavailable information, nor can we accurately predict all of the components of the applicable non-GAAP financial measure and reconciling adjustments thereto; accordingly, guidance for the corresponding GAAP measure may be materially different than guidance for the non-GAAP measure. Such forward looking information is also subject to uncertainty and various risks, and there can be no assurance that any forecasted results or conditions will actually be achieved.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to BurgerFi's estimates of its future business outlook, liquidity, prospects or financial results, long-term opportunities for asset-light expansion, executing on growth strategy for the Anthony’s brand, remaining focused on sales driving initiatives and on operational excellence, a new brand campaign to further strengthen BurgerFi’s position in the better burger category, improvement in guest satisfaction surveys that will translate to stronger financial performance, confidence in the recovery of BurgerFi’s margin profile, store opening plans, opening of additional GoPuff Fresh Food Halls, cobranding, expectations regarding adjusted EBITDA in 2022 and the continued presence of labor and supply chain pressures and elevated uncertainty from a consumer perspective, as well as statements set forth under the section entitled “2022 Outlook” above. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2021, and those discussed in other documents we file with the Securities and Exchange Commission, including our ability to continue to access liquidity from our credit agreement and remain compliant with financial covenants therein, as well as to successfully realize the expected benefits of the acquisition of Anthony’s as a result of the impact of COVID-19 or any other factors. All subsequent written and oral forward-looking statements attributable to BurgerFi or persons acting on BurgerFi’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Investor Relations:
ICR
Michelle Michalski
IR-BFI@icrinc.com
646-277-1224

Company Contact:
BurgerFi International Inc.
IR@burgerfi.com

Media Relations Contact:
rbb Communications
Ailys Toledo
Ailys.Toledo@rbbcommunications.com

Exhibit 99.1

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Condensed Consolidated Balance Sheets

	Unaudited
(in thousands, except for per share data)	October 3, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$14,141	$14,889
Accounts receivable, net	1,361	1,689
Inventory	1,317	1,387
Other current assets	5,288	3,258
TOTAL CURRENT ASSETS	22,107	21,223
PROPERTY & EQUIPMENT, net	23,061	29,035
OPERATING RIGHT-OF-USE ASSET, net	49,804	—
GOODWILL	43,021	98,000
INTANGIBLE ASSETS, net	162,356	168,723
OTHER ASSETS	1,358	738
TOTAL ASSETS	$301,707	$317,719
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade and other	$9,254	$7,841
Accrued expenses	8,606	5,302
Short-term operating lease liability	9,505	—
Short-term borrowings, including finance leases	3,491	3,331
Other current liabilities	7,055	7,856
TOTAL CURRENT LIABILITIES	37,911	24,330
NON-CURRENT LIABILITIES
Long-term borrowings, including finance leases	56,181	56,797
Redeemable preferred stock, $0.0001 par value, 10,000,000 shares authorized, 2,120,000 shares issued and outstanding as of October 3, 2022 and December 31, 2021, $53 million principal redemption value	50,416	47,525
Long-term operating lease liability	41,372	—
Related party note	9,107	8,724
Deferred income taxes	903	1,353
Other non-current liabilities	1,602	5,715
TOTAL LIABILITIES	197,492	144,444
STOCKHOLDERS' EQUITY
Common stock, $0.0001 par value, 100,000,000 shares authorized, 22,253,232 and 21,303,500 shares issued and outstanding as of October 3, 2022 and December 31, 2021, respectively	2	2
Additional paid-in capital	305,201	296,992
Accumulated deficit	(200,988)	(123,719)
TOTAL STOCKHOLDERS’ EQUITY	104,215	173,275
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$301,707	$317,719

Exhibit 99.1
BurgerFi International Inc., and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	October 3, 2022	September 30, 2021	October 3, 2022	September 30, 2021
REVENUE
Restaurant sales	$40,361	$8,675	$124,954	$26,042
Royalty and other fees	2,465	1,956	7,179	6,233
Royalty - brand development and co-op	429	471	1,351	1,527
TOTAL REVENUE	43,255	11,102	133,484	33,802
Restaurant level operating expenses:
Food, beverage and paper costs	11,665	2,671	37,017	7,786
Labor and related expenses	12,217	2,524	37,126	7,131
Other operating expenses	7,464	1,871	22,077	5,718
Occupancy and related expenses	3,848	719	11,575	2,280
General and administrative expenses	5,511	4,049	18,943	10,574
Depreciation and amortization expense	4,253	2,194	13,427	6,473
Share-based compensation expense	1,010	3,668	9,295	6,785
Brand development, co-op and advertising expense	1,159	411	2,998	1,785
Goodwill impairment	—	—	55,168	—
Store closure costs	568	132	1,134	132
Pre-opening costs	—	615	474	1,243
TOTAL OPERATING EXPENSES	47,695	18,854	209,234	49,907
OPERATING LOSS	(4,440)	(7,752)	(75,750)	(16,105)
Interest expense	(2,245)	(5)	(6,562)	(46)
Gain on change in value of warrant liability	726	2,732	2,050	10,405
Other income (loss)	2,627	(2)	2,546	2,240
Loss before income taxes	(3,332)	(5,027)	(77,716)	(3,506)
Income tax benefit (expense)	—	9	447	(731)
Net loss	(3,332)	(5,018)	(77,269)	(4,237)

Weighted average common shares outstanding:
Basic	22,253,232	17,892,769	22,146,258	17,866,168
Diluted	22,253,232	17,895,932	22,146,258	18,154,434

Net loss per common share:
Basic	$(0.15)	$(0.28)	(3.49)	(0.24)
Diluted	$(0.15)	$(0.28)	(3.49)	(0.93)

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Reconciliation of Net Loss to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	October 3, 2022	September 30, 2021	October 3, 2022	September 30, 2021
Net loss	$(3,332)	$(5,018)	$(77,269)	$(4,237)
Employee retention credits/ PPP loan gain	(2,626)	—	(2,626)	(2,237)
Gain on change in value of warrant liability	(726)	(2,732)	(2,050)	(10,405)
Income tax (benefit) expense	—	(9)	(447)	731
Interest expense	2,245	5	6,562	46
Depreciation and amortization expense	4,253	2,194	13,427	6,473
Share-based compensation expense	1,010	3,668	9,295	6,785
Pre-opening costs	—	615	474	1,243
Store closure costs	568	132	1,134	132
Legal settlements	81	66	393	477
Merger, acquisition and integration costs	168	1,271	2,472	2,169
Loss on sale of assets	1	—	1	9
Goodwill impairment	—	—	55,168	—
Adjusted EBITDA	$1,642	$192	$6,534	$1,186

Segment Adjusted EBITDA
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Non-GAAP) (Unaudited)

	BurgerFi			Anthony's
(in thousands)	Three Months Ended October 3, 2022		Nine Months Ended October 3, 2022	Three Months Ended October 3, 2022	Nine Months Ended October 3, 2022
Net loss	$(1,752)		$(36,439)	$(1,580)	$(40,830)
Employee retention credits	(2,626)		(2,626)	—	—
Gain on change in value of warrant liability	(726)		(2,050)	—	—
Income tax (benefit) expense	—		(451)	—	4
Interest expense	1,003		2,960	1,242	3,602
Depreciation and amortization expense	2,212		7,335	2,041	6,092
Share-based compensation expense	1,010		9,295	—	—
Pre-opening costs	—		474	—	—
Store closure costs	548		1,134	20	—
Legal settlements	81		393	—	—
Merger, acquisition and integration costs	168		2,359	—	113
Loss (gain) on sale of assets	(5)		(5)	6	6
Goodwill impairment	—		17,505	—	37,663
Adjusted EBITDA	$(87)	$(87)	$(116)	$1,729	$6,650

Exhibit 99.1

BurgerFi International Inc., and Subsidiaries
Consolidated Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended October 3, 2022			Three Months Ended September 30, 2021		Nine Months Ended October 3, 2022		Nine Months Ended September 30, 2021
(in thousands)	In dollars		% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$40,361		100.0%	$8,675	100.0%	$124,954	100.0%	$26,042	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	11,665		28.9%	2,671	30.8%	37,017	29.6%	7,786	29.9%
Labor and related expenses	12,217		30.3%	2,524	29.1%	37,126	29.7%	7,131	27.4%
Other operating expenses	7,464		18.5%	1,871	21.6%	22,077	17.7%	5,718	22.0%
Occupancy and related expenses	3,848		9.5%	719	8.3%	11,575	9.3%	2,280	8.8%
Total	35,194	3519400000%	87.2%	7,785	89.7%	107,795	86.3%	22,915	88.0%

BurgerFi Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended October 3, 2022			Three Months Ended September 30, 2021			Nine Months Ended October 3, 2022			Nine Months Ended September 30, 2021
(in thousands)	In dollars		% of restaurant sales	In dollars		% of restaurant sales	In dollars		% of restaurant sales	In dollars		% of restaurant sales
Restaurant Sales	$8,881		100.0%	$8,675		100.0%	$29,098		100.0%	$26,042		100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	2,738		30.8%	2,671		30.8%	9,180		31.5%	7,786		29.9%
Labor and related expenses	2,666		30.0%	2,524		29.1%	8,317		28.6%	7,131		27.4%
Other operating expenses	1,982		22.3%	1,871		21.6%	6,033		20.7%	5,718		22.0%
Occupancy and related expenses	906		10.2%	719		8.3%	2,772		9.5%	2,280		8.8%
Total	8,292	829200000%	93.4%	7,785	778500000%	89.7%	26,302	2630200000%	90.4%	22,915	2291500000%	88.0%

Exhibit 99.1
Anthony’s Brand Only
Restaurant Level Operating Expenses
(Unaudited)

	Three Months Ended October 3, 2022		Three Months Ended September 30, 2021		Nine Months Ended October 3, 2022		Nine Months Ended September 30, 2021
(in thousands)	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales	In dollars	% of restaurant sales
Restaurant Sales	$31,480	100.0%	$30,385	100.0%	$95,856	100.0%	$90,347	100.0%
Restaurant level operating expenses:
Food, beverage and paper costs	8,927	28.4%	9,331	30.7%	27,837	29.0%	27,129	30.0%
Labor and related expenses	9,551	30.3%	8,856	29.1%	28,809	30.1%	26,118	28.9%
Other operating expenses	5,482	17.4%	5,544	18.2%	16,044	16.7%	16,414	18.2%
Occupancy and related expenses	2,942	9.3%	2,888	9.5%	8,803	9.2%	8,114	9.0%
Total	26,902	85.5%	26,619	87.6%	81,493	85.0%	77,775	86.1%

BurgerFi International Inc., and Subsidiaries
Segment Unit Counts

	Three Months Ended October 3, 2022			Nine Months Ended October 3, 2022

	Corporate-owned	Franchised	Total	Corporate-owned	Franchised	Total
Total BurgerFi and Anthony's brands	86	92	178	86	92	178

BurgerFi stores, beginning of the period	25	97	122	25	93	118
BurgerFi stores opened	—	1	1	3	6	9
BurgerFi stores transferred/sold	0	0	—	(3)	3	—
BurgerFi stores closed	—	(6)	(6)	0	(10)	(10)
BurgerFi total stores, end of the period	25	92	117	25	92	117

Anthony's stores, beginning of period	61	—	61	61	—	61
Anthony's total stores, end of the period	61	—	61	61	—	61

Exhibit 99.1